Exhibit 10.18

Ally Financial Inc.

200 Renaissance Center, M/C482-B14-D46 Detroit, MI. 48265

December 16, 2010

Thomas Marano

Re: Ally Financial Inc. Long-Term Equity Compensation Incentive Plan

Dear Thomas:

1.

You have been granted an Award under the Ally Financial Inc. Long-Term Equity Compensation Incentive Plan (the “Plan”). The grant date of your Award is December 16, 2010 (“Grant Date”). A copy of the Plan is attached. Capitalized terms not defined in this Award Letter will have the meanings as defined in the Plan.

2.

This Award is granted to you as a matter of separate inducement and is not in lieu of salary or other compensation for your services. By accepting this Award, you hereby consent to any and all Plan amendments, vesting restrictions, and/or any revision to any other term or condition of this Award Letter that may be required to comply with any Federal law or regulation that may govern executive compensation, including but not limited to Title VII of the American Recovery and Reinvestment Act of 2009 and the Troubled Asset Relief Program, whether such amendments, restrictions and/or revisions are applied prospectively or retrospectively to this or prior Awards.

3.	Your Award will become effective after you have signed and dated one copy of this Award Letter and have returned the signed copy to

Richard Marsh

Richard.Marsh@ally.com

313 656 6163

If you do not sign and return this Award Letter by close of business on February 1, 2011, then we will assume that you do not want this Award, and this Award will be null and void and without any further force or effect.

4.

Subject to requirements of any Federal laws or regulations that may govern executive compensation, including but not limited to Title VII of the American Recovery and Reinvestment Act of 2009 and the Troubled Asset Relief Program, and further subject to Ally’s achievement of the company-wide objective performance metric for fiscal year 2010 of positive income from continuing operations before tax, OID and extraordinary items as previously approved by the Office of the Special Master for TARP Executive Compensation your Award is an RSU Award of 316.0002530 Units. Because Title VII of the American Recovery and Reinvestment Act of 2009 currently limits the value of restricted stock that may be awarded to certain executives, the Committee reserves the right to adjust down the Units underlying this Award without your consent in order to comply with Federal law. If and when such an adjustment may be required, you will be notified in writing.

5.

Subject to requirements of any Federal laws or regulations that may govern executive compensation, including but not limited to Title VII of the American Recovery and Reinvestment Act of 2009 and the Troubled Asset Relief Program, your RSU Award fully Vests on December 16, 2013 (“Vesting Date”), and will be Paid on the later of the following.

•	Within 75 days of the Vesting Date

•	Within 75 days of and in equal percentages as Ally repayment of TARP obligations in 25% increments.

Thomas Marano

December 16, 2010

6.	The Committee reserves the right to change the Vesting Date or payment dates shown above in order to comply with Federal Law. If and when such change may be required, you will be notified in writing.

7.

If your employment is terminated due to death or Disability, then your entire Unvested Award will immediately Vest and be paid within 75 days of this new Vesting Date. You must designate a beneficiary where indicated in this Award Letter. Your failure to do so will result in any payments as a result of your death being made to your estate. Any subsequent change in your beneficiary designation must be made in writing and communicated to the Plan Administrator at the address above.

8.

If you reach age 65, or reach age 55 and have a combination of age and service to the Company and its Subsidiaries totaling 70 or more, and your employment terminates two years or more subsequent to Grant Date, other than for Cause, or due to a Change in Control or a Sale of a Business Unit, Ally’s Compensation, Nominating and Governance Committee may, for good cause, elect to continue to vest your Unvested Awards as if you had not terminated employment, provided that such Vesting shall not accelerate or change the Payment of any award; and that such continued Vesting and Payment fully complies with Code Section 409A.

9.	If your employment is terminated for any reason other than death or Disability or as provided in paragraph 8 above, your entire unvested or unpaid Award will be immediately forfeited.

10.

You understand and acknowledge that your Award is subject to the rules under Code Section 409A, and that you agree and accept all risks (including increased taxes and penalties) resulting from Code Section 409A.

11.

This 2010 Award will be subject to and governed by the terms and conditions of this Award Letter and the Plan. As a Participant, you agree to abide by the terms and conditions of this Award Letter and the Plan. Please indicate your receipt of the Plan and your acceptance of and agreement to the terms and conditions of this Award Letter and the Plan, by signing in the indicated space below by February 1, 2011.

Sincerely yours,

James Duffy
Ally Group VP and Chief HR Officer

Thomas Marano

December 16, 2010

I ACCEPT AND AGREE TO BECOME A PARTICIPANT IN THE ALLY FINANCIAL INC. LONG-TERM EQUITY COMPENSATION INCENTIVE PLAN (“PLAN”) AND WILL ABIDE BY THE TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD LETTER.

/s/ Thomas Marano	December 16, 2010
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I HEREBY DESIGNATE THE FOLLOWING BENEFICIARY TO RECEIVE ANY PAYMENTS SUBSEQUENT TO MY DEATH.

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